Exhibit 4.2

CAMERON INTERNATIONAL CORPORATION
as Issuer

and

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Trustee

$450,000,000

6.375% SENIOR NOTES DUE 2018

FIRST

SUPPLEMENTAL

INDENTURE

Dated as of June 26, 2008

i

THIS FIRST SUPPLEMENTAL INDENTURE dated as of June 26, 2008 (this “Supplemental Indenture”) between Cameron International Corporation, a Delaware corporation (the “Company” or the “Issuer”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”),

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore entered into an Indenture, dated as of June 26, 2008 (the “Original Indenture”), with Wells Fargo Bank, National Association, as trustee;

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under Sections 201, 301 and 901 of the Original Indenture, the form and terms of a new series of Securities may at any time be established by a supplemental indenture executed by the Issuer and the Trustee;

WHEREAS, the Issuer proposes to create under the Indenture a new series of Securities; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Issuer have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
ESTABLISHMENT OF NEW SERIES

Section 1.01.          Establishment of New Series.

(a)           There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Issuer’s 6.375% Senior Notes due 2018 (the “Notes”).

(b)           There are to be authenticated and delivered $450,000,000 principal amount of Notes on the Issue Date, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of Additional Notes.

(c)           The Notes shall be issued initially in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto.  The Depositary with respect to the Notes shall be The Depository Trust Company.

(d)           Each Note shall be dated the date of authentication thereof and shall bear interest as provided in paragraph 1 of the form of Note in Exhibit A hereto.

(e)           No Additional Amounts shall be payable in relation to the Notes.

(f)            If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern.

ARTICLE II
DEFINITIONS

Section 2.01.          Definitions in the Indenture.  All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture.  The following are additional definitions used in this Supplemental Indenture:

“Bankruptcy Act” means Title 11, United States Code, or any similar United States federal or state law (or any similar foreign law) for the relief of debtors.

The term “capital stock” of any Person means and includes any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the consummation of a Change of Control (which period shall be extended following the consummation of a Change of Control so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies);  provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of the Subsidiaries of the Company taken as a whole to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than the Company or one or more of the Subsidiaries of the Company;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than the Company or a Wholly Owned Subsidiary of the Company, becomes the beneficial owner, directly or indirectly, of a majority of the then outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates, amalgamates or enters into an arrangement with, or merges with or into, any Person, or any Person consolidates, amalgamates or enters into an arrangement with, or merges with or into, the Company, in any such event pursuant to a transaction or series of transactions in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving or resulting Person (including any newly formed holding company that owns or controls at least a majority of the Voting Stock of the Company or such other Person) immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of the Board of Directors of the Company is not comprised of Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) the Company becomes a direct or indirect Wholly Owned Subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Voting Stock of the Company outstanding immediately prior to that transaction or (z) the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the holding company immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Global Security” or “Global Note” means a Note that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction, all in accordance with the Indenture, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all the Outstanding Notes or any portion thereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means the date on which the Notes are initially issued under the Indenture.

“Moody’s” means Moody’s Investors Service Inc.

“Notes” has the meaning assigned to it in Section 1.01(a) hereof, and includes both the Notes issued on the Issue Date and any Additional Notes.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, as the case may be, and that is reasonably acceptable to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any Person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 2.02.          Other Definitions.

Term	Defined in Section

“Additional Notes”	3.02
“Change of Control Offer”	5.01

ARTICLE III
THE NOTES

Section 3.01.          Form.  The Notes shall be issued initially in the form of one or more Global Securities, and the Notes and Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Supplemental Indenture, and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02.          Issuance of Additional Notes.  The Issuer may, from time to time, issue an unlimited amount of additional Notes (“Additional Notes”) under the Indenture, which shall be issued in the same form as the Notes issued on the Issue Date and which shall have identical terms as the Notes issued on the Issue Date other than with respect to the issue date, issue price and first payment of interest. The Notes issued on the Issue Date shall be limited in aggregate principal amount to $450,000,000, subject to the provisions of Section 306 of the Original Indenture.  The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single series for purposes of giving of notices, consents, waivers, amendments and taking any other action permitted under the Indenture and for purposes of interest accrual and redemptions.

ARTICLE IV
REDEMPTION

Section 4.01.          Optional Redemption.

(a)           At its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time.

(b)           To redeem the Notes, the Issuer must pay a Redemption Price in an amount determined in accordance with the provisions of paragraph number 5 of the form of Note in Exhibit A hereto, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(c)           Any redemption pursuant to this Section 4.01 shall be made pursuant to the provisions of Article Eleven of the Original Indenture.  The actual Redemption Price, calculated as provided in paragraph number 5 of the form of Note in Exhibit A hereto, shall be certified in writing to the Issuer and the Trustee by the Independent Investment Banker (as defined in such paragraph 5) no later than two Business Days prior to each Redemption Date.

Section 4.02.          Mandatory Redemption.  Except as set forth in Section 5.01 below, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes and shall have no obligation to repurchase any Notes at the option of the Holders.

ARTICLE V
COVENANT SUPPLEMENTS

Section 5.01.          Covenants of the Company.

(a)           Article Ten of the Original Indenture is hereby supplemented, but only in relation to the Notes, by the addition of the following new Section 1010 at the end of Article Ten:

Section 1010.  Repurchase at the Option of Holders Upon Change of Control Repurchase Event.

(1)  Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right pursuant to the provisions of numbered paragraph 5 on the reverse side of the form of Note set forth in Exhibit A to redeem the Notes, the Company shall make an offer (the “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) of each Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase (the “Change of Control Payment”).

(2)  Within 30 days following the consummation of any Change of Control Repurchase Event or, at the Company’s option, prior to the consummation of any Change of Control, but after the public announcement of an impending Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in the notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(3)  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations promulgated thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 1010, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1010 by virtue of such conflict.

(4)  On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of the Notes (in amounts of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(5)  The Paying Agent for the Notes shall promptly mail to each Holder of properly tendered Notes the repurchase price for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

(6)  The Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.  In the event that such third party terminates or defaults on its Change of Control Offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default by such third party as though it were the date of the Change of Control Repurchase Event.

ARTICLE VI
ADDITIONAL EVENT OF DEFAULT

Section 6.01.          Events of Default.  In addition to the Events of Default set forth in the definition thereof contained in Section 501 of the Original Indenture, the term “Event of Default,” when used in the Indenture with respect to the Notes, shall mean any of the Events of Default set forth in Section 501 of the Original Indenture and shall also include any default in the performance, or breach, of the covenants set forth in Article V of this Supplemental Indenture.

ARTICLE VII
MISCELLANEOUS

Section 7.01.          Integral Part.  This Supplemental Indenture constitutes an integral part of the Indenture.

Section 7.02.          Adoption, Ratification and Confirmation.  The Original Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 7.03.          Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 7.04.          Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.05.          Trustee Makes No Representation; Trustee’s Rights and Duties.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be liable in connection therewith. The rights and duties of the Trustee shall be determined by the express provisions of the Original Indenture and, except as expressly set forth in this Supplemental Indenture, nothing in this Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.

[Signatures on following page]

SIGNATURES

ISSUER:

CAMERON INTERNATIONAL CORPORATION

By:	/s/ CHARLES M. SLEDGE
Name:	Charles M. Sledge
Title:	Vice President and Chief Financial Officer

TRUSTEE:

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Trustee

By:	/s/ JOHN STOHLMANN
Name:	John C. Stohlmann
Title:	Vice President

EXHIBIT A

(Form of Face of Note)

CUSIP 13342B AC9	No.
ISIN US13342BAC90	$

CAMERON INTERNATIONAL CORPORATION

6.375% Senior Note due 2018

Cameron International Corporation, a Delaware corporation, promises to pay to                     , or registered assigns, the principal sum of $                           Dollars [or such greater or lesser amount as may be endorsed on the Schedule attached hereto](1) on July 15,  2018.

Interest Payment Dates: January 15 and July 15.

Record Dates: January 1 and July 1

CAMERON INTERNATIONAL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

By:
Authorized Signatory

Dated:

(1) To be included only if the Note is issued in global form.

(Back of Form of Note)

6.375% Senior Note due 2018

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.](2)

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.     Interest; Additional Interest.  Cameron International Corporation, a Delaware corporation (the “Company” or the “Issuer”), promises to pay interest on the principal amount of this Note at 6.375% per annum from June 26, 2008 until maturity.  The Issuer shall pay interest semi-annually on January 15 and July 15 of each such year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be January 15, 2009.  The Issuer shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Act) on overdue principal and premium, if any, from time to time on demand at the same rate; and it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Act) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2) To be included only if the Note is issued in global form.

2.     Method of Payment.  The Issuer shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 307 of the Original Indenture with respect to Defaulted Interest, and the Issuer shall pay principal (and premium, if any) of the Notes upon surrender thereof to the Trustee or a Paying Agent on or after the Stated Maturity thereof.  The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose (which initially is c/o Wells Fargo Bank, National Association, 201 Main Street, Suite 301, Fort Worth, Texas 76102) or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and interest and premium, if any, on, (a) each Global Security and (b) all other Notes aggregating at least $1,000,000 in principal amount the Holder of which shall have provided wire transfer instructions to the Issuer or the paying agent to an account in the United States on or prior to the applicable record date.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.     Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Security Registrar.  The Issuer may change any Paying Agent or Security Registrar without notice to any Holder.  The Issuer may act in any such capacity.

4.     Indenture.  The Issuer issued the Notes under an Indenture dated as of June 26, 2008 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of the same date (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) between the Issuer and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are the obligation of the Issuer, initially in aggregate principal amount of $450 million.  The Issuer may issue an unlimited principal amount of Additional Notes under the Indenture.  Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same series (with identical terms other than with respect to the issue date, issue price and first payment of interest) as the initial Notes for the purposes indicated in Section 3.02 of the Supplemental Indenture).

5.     Optional Redemption.  (a)  At its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time.

(b)           To redeem the Notes, the Issuer must pay a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) from the Redemption Date to July 15, 2018 computed by discounting such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate (as defined below) plus 40 basis points, plus in either case, accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

For purposes of determining the Redemption Price, the following definitions shall apply:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, for any Redemption Date, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Independent Investment Banker”  means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC or their affiliates which are primary U.S. government securities dealers, and their respective successors;  provided , however , that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual or equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

6.             Mandatory Redemption.  Except as set forth in Section 5.01 of the Supplemental Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase them at the option of the Holders.

7.     Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption and with respect to which the Redemption Price has been paid.

8.     Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes or other governmental charges imposed in relation thereto.

9.     Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

10.   Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Securities of each series affected thereby, any existing default relating to the Notes may be waived with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Notes, and the Holders of not less than a majority in principal amount of all Outstanding Securities may on behalf of the Holders of all Outstanding Securities waive any other default under the Indenture.  Without the consent of any Holder of a Note, the Indenture may be amended or supplemented for any of the purposes set forth in Section 901 of the Indenture, including to cure any ambiguity, defect or inconsistency, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes, to make any change that does not adversely affect the rights under the Indenture of any Holder of the Notes in any material respect, to comply with the requirements of the Commission to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to evidence or provide for the acceptance of appointment under the Indenture of a successor or additional Trustee, to add to the covenants of the Issuer or any additional Events of Default, to secure the Notes or to establish the form or terms of any other series of Securities.

11.   Events of Defaults and Acceleration.  Events of Default with respect to the Notes include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when due at Stated Maturity, upon redemption or otherwise; (iii) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty referred to in clause (i) or (ii) or included in the Indenture for the sole benefit of a series of Securities other than the Notes), and continuance of such default for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of all series affected thereby a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; and (iv)  certain events of bankruptcy, insolvency or reorganization with respect to the Issuer.  If any Event of Default referred to in clause (i) or (ii) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes may declare all the Notes to be due and payable.  If an Event of Default referred to in clause (iii) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of all Outstanding Securities of all series affected by such default, including the Notes, may declare all such Securities to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default referred to in clause (iv), all Outstanding Securities shall become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.

12.   Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

13.   Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

14.   CUSIP and ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and corresponding ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas   77027

Attention:  General Counsel

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE(3)

The original principal amount of this Global Note is $450,000,000.  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

(3) To be included only if the Note is issued in global form.